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                                                                    EXHIBIT 21.1

Interwoven, Inc. has the following subsidiaries:

    Interwoven UK Limited
    Interwoven Australia Pty Limited
    Interwoven Software Pte Ltd
    Interwoven Hong Kong Ltd
    Interwoven GmbH
    Interwoven Japan KK
    Interwoven BV
    Interwoven Canada Ltd
    Ajuba Solutions, Inc.
    Metacode Technologies, Inc.
    Interwoven SAS
    Interwoven AB
    Interwoven Software SL